CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 24, 2001, relating to the financial statements and financial highlights which appears in the November 30, 2001 Annual Report to Shareholders of Howard Equity Fund (subsequently Howard Capital Appreciation Fund), a series of Advisors Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
March 26, 2002